                                                                    EXHIBIT 3.1

                   CERTIFICATE OF THIRD RESTATED AND AMENDED

                         CERTIFICATE OF INCORPORATION

                                      of

                                 RoweCom Inc.


     RoweCom Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     The original Certificate of Incorporation was filed on April 24, 1997. The Amended and Restated Certificate of Incorporation and the Second Amended and Restated Certificate of Incorporation were filed on May 4, 1998 and December 11, 1998, respectively. The Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

     By written action of the board of directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141, 242 and 245 of the DGCL, setting forth a restatement and amendment to the Second Restated and Amended Certificate of Incorporation, as previously amended and restated and then in effect, of the Corporation and declaring said restatement and amendment to be advisable. The stockholders of the Corporation duly approved this proposed restatement and amendment by written consent in accordance with Sections 228, 242 and 245 of the DGCL. The Third Restated and Amended Certificate of Incorporation is attached hereto as Exhibit A.


     IN WITNESS WHEREOF, the Corporation has caused this Third Restated and Amended Certificate of to be signed by its President on this sixth day of February, 1999.


                                                ROWECOM INC.

                                                By: /s/ Richard Rowe
                                                   ___________________________

                                                Its: President and CEO
                                                    __________________________

                                                                       Exhibit A
                                                                       ------- -

                          THIRD RESTATED AND AMENDED

                         CERTIFICATE OF INCORPORATION

                                      of

                                 RoweCom Inc.


                                   ARTICLE I

          The name of this corporation (the "Corporation") is:

                                 RoweCom Inc.

                                  ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.


                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                  ARTICLE IV

          The total number of shares of capital stock that the Corporation is authorized to issue is 57,000,000 shares, $0.01 par value per share, consisting of 34,000,000 shares of Common Stock ("Common Shares"), 5,000,000 shares of Class A Preferred Stock ("Class A Preferred Shares"), 5,000,000 shares of Class A-1 Preferred Stock ("Class A-1 Preferred Shares"), 8,000,000 shares of Class B Preferred Stock ("Class B Preferred Shares") and 5,000,000 shares of

Class C Preferred Stock ("Class C Preferred Shares"; and together with the Class A Preferred Shares, the Class A-1 Preferred Shares and the Class B Preferred Shares, the "Preferred Shares").

          Shares of undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, and other special rights, if any, and such qualifications, limitations, and restrictions thereof, if any, as are stated or expressed herein or in the resolution or resolutions of the Board of Directors of the Corporation (the "Board of Directors") providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided herein or in such resolution or resolutions.

          Authority is hereby granted to the Board of Directors from time to time to issue undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, and other rights, if any, and the qualifications, limitations, and restrictions thereof, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Third Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

          At such time as no Preferred Shares are issued and outstanding, whether because all of such shares have been converted into shares of Common Stock in accordance with this Third Amended and Restated Certificate of Incorporation, or otherwise, all authorized Preferred Shares, automatically and without further action, shall be reclassified as authorized but unissued shares of undesignated Preferred Stock of no particular class or series, and any and all of such shares of undesignated Preferred Stock may thereafter be issued by the Board of Directors in one or more series, and the terms of any and each such series may be determined by the Board of Directors, as provided herein.

          Upon the filing of this Third Restated and Amended Certificate of Incorporation, each share of Common Stock that is issued and outstanding or held in the Corporation's treasury immediately prior to such filing will be combined into and reclassified as, and will become, 0.34905 duly authorized, validly issued, fully paid, and non-assessable shares of Common Stock. Until surrendered, the certificates formerly representing the shares of Common Stock that have been combined and reclassified in accordance with the foregoing will represent the shares of Common Stock that they have been combined into and reclassified as in accordance with the foregoing.

                                   ARTICLE V

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Shares and the Preferred Shares are as follows:

          A.   Dividends.
               ---------

          (1) (a) With respect to each Class C Preferred Share, commencing on the date that such Class C Preferred Share shall have been issued and (b) with respect to each Class A Preferred Share, Class A-1 Preferred Share or Class B Preferred Share, commencing on the later of (i) the date of the initial issuance of the Class B Preferred Shares or (ii) with respect to each Class A Preferred Share, Class A-1 Preferred Share or Class B Preferred Share, respectively, the date that such Preferred Share shall have been issued, the holders of such Preferred Shares shall be entitled to a fixed, preferential, cumulative, dividend in the amount of 6.75% per annum on the price of $2.48, $1.2645, $1.2645 and $3.407 for each Class A Preferred Share, Class A-1 Preferred Share, Class B Preferred Share and Class C Preferred Share, respectively, when and if declared by the board of directors of the Corporation (the "Board of Directors"). Dividends on such Preferred Shares shall be payable in cash or additional Class A Preferred Shares, Class A-1 Preferred Shares, Class B Preferred Shares or Class C Preferred Shares, as applicable, in preference and prior to any payment of any dividend on the Common Shares. Dividends on the Class C Preferred Shares shall be payable in preference and prior to any payment of any dividend on the Class A Preferred Shares, the Class A-1 Preferred Shares or the Class B Preferred Shares and dividends on the Class B Preferred Shares shall be payable in preference and prior to any payment of any dividend on the Class A Preferred Shares or the Class A-1 Preferred Shares. After the payment of such dividends on such Preferred Shares, the holders of Common Shares and Preferred Shares shall be entitled, when and if declared by the Board of Directors, to dividends out of assets of the Corporation legally available therefor, which dividends shall be payable to the holders of the Preferred Shares (as if fully converted into Common Shares pursuant to Article VI) and the holders of the Common Shares, on a per share basis. Any dividend that is not declared by the Board of Directors or paid in cash or additional Preferred Shares shall accrue and compound annually at a rate of 6.75% as provided herein.

          (2) The determination of whether a dividend declared pursuant to Section A(1) above shall be payable in cash or in additional shares shall be made in the discretion of the Board of Directors. At any time and from time to time after the third anniversary of the initial issuance of the Class B Preferred Shares, (a) the Investors (as defined in the Second Amended and Restated Stockholders' Agreement dated December 11, 1998, by and among the Corporation and the "Stockholder" parties thereto (as amended and in effect from time to time, the "Second Amended Stockholders' Agreement")) holding a Supermajority Interest (as defined in the Second Amended Stockholders' Agreement) of the Class A-1 Preferred Shares and the Class B Preferred Shares, collectively, may determine whether dividends declared on the Class B Preferred Shares and the Class A-1 Preferred Shares shall be payable in cash or in additional shares; provided that the dividends with respect to each of the Class B Preferred Shares and the Class A-1 Preferred Shares shall be payable in the same form and (b) the Investors holding a Supermajority Interest of the Class C Preferred Shares may determine whether dividends declared on the Class C Preferred Shares shall be payable in cash or in additional shares.

          B.   Liquidation Preference.
               ----------------------

          (1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive, prior to and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Shares, an amount (the "Liquidation Preference") for each Class A Preferred Share, Class A-1 Preferred Share, Class B Preferred Share and Class C Preferred Shares then held by them, equal to $2.48, $1.2645, $1.2645 and $3.407, respectively, plus, in each case, any accrued and unpaid dividends on the Class A Preferred Shares, the Class A-1 Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares, whether or not or declared, to and including the date of full payment of such Liquidation Preference. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed in the following order: (a) first, among the holders of Class C Preferred Shares, provided, that if such distribution is insufficient to permit the payment to the holders of the Class C Preferred Shares of the full Liquidation Preference, then such distribution shall be made pro rata to the holders of the Class C Preferred Shares; (b) second, among the holders of Class B Preferred Shares, provided, that if such distribution is insufficient to permit the payment to the holders of the Class B Preferred Shares of the full Liquidation Preference, then such distribution shall be made pro rata to the holders of the Class B Preferred Shares; and (c) third, among the holders of Class A Preferred Shares and the Class A-1 Preferred Shares, provided, that if such distribution is insufficient to permit the payment to the holders of the Class A Preferred Shares and Class A-1 Preferred Shares of the full Liquidation Preference, then such distribution shall be made pro rata to the holders of the Class A Preferred Shares and Class A-1 Preferred Shares.

          (2) If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate Liquidation Preference payable to the holders of the Preferred Shares pursuant to Article V(B)(1), then after the payments required by Article V(B)(1) shall have been made or irrevocably set apart for payment, the remaining assets shall be distributed among the holders of the Preferred Shares (as if fully converted into Common Shares pursuant to Article VI) and the holders of the Common Shares, on a per share basis.

          C.   Consolidation or Merger as a Liquidation.  A consolidation or
               ----------------------------------------
merger of the Corporation (except (i) into a wholly-owned subsidiary of the Corporation with requisite stockholder approval or (ii) a merger in which the beneficial owners of the Corporation's capital stock immediately prior to such transaction hold no less than fifty percent (50%) of the voting power in the resulting entity in substantially the same proportions), a sale of all or substantially all of the assets of the Corporation or the sale of in excess of fifty percent (50%) of the voting power in the Corporation in a single transaction or a series of related transactions (all of such events being referred to as a "Sale Event") shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this
Article V; provided, however, that each holder of Class A-1 Preferred Shares, Class B Preferred Shares or Class C Preferred Shares shall have the right to elect the benefits of the provisions of Article VI(E) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Article V.

          D.   Distributions in Cash.  The Liquidation Preference shall in all
               ---------------------
events be paid in cash; provided, however, that if the Liquidation Preference is payable in connection with a Sale Event, then each holder of the Preferred Shares may, at its election, receive payment of the Liquidation Preference in the same form of consideration as is payable with respect to the Common Shares in such Sale Event.

          E.   Voting.  The holders of the Common Shares and the Preferred
               ------
Shares shall be entitled to receive notice of and attend any meeting of stockholders of the Corporation and shall be entitled to one (1) vote thereat for each Common Share held or for each Common Share into which the Preferred Shares are convertible.

          F.   Cancellation of Shares.  Preferred Shares redeemed or purchased
               ----------------------
by the Corporation shall be cancelled.

          G.   Issuance of Shares.  Without the consent of the holders of at
               ------------------
least sixty (60%) of the Class B Preferred Shares, the Corporation shall be prohibited from issuing any shares that have rights that are on parity with, other than with respect to voting, or are superior to the rights of the Class B Preferred Shares. Without the consent of the holders of at least sixty percent

(60%) of the Class C Preferred Shares, the Corporation shall be prohibited from issuing any shares that have rights that are on parity with, other than with respect to voting, or are superior to the rights of the Class C Preferred Shares. The issuance of Common Stock in a Qualified IPO (as defined in Article VI(A)(1)(a)) shall not require the consents set forth in this Article V(G).

          H.   Redemption Rights of the Class A Preferred Shareholders.  Five
               -------------------------------------------------------
years after the date of first issue of the Class B Preferred Shares, or when none of the Investors (as defined in the Second Amended Stockholders' Agreement) is a shareholder of Rowe Communications Ltd. or the Corporation, whichever occurs later, and at any time and from time to time thereafter, but subject to the provisions of the DGCL, a holder of Class A Preferred Shares shall be entitled to require the Corporation to redeem, at any time, upon giving notice as hereinafter provided, all, but not less than all, of the Class A Preferred Shares registered in the name of such holder on the books of the Corporation at a redemption price per share equal to the Liquidation Preference plus all unpaid cumulative dividends, whether or not declared, which shall have accrued thereon and which, for such purposes, shall be treated as accruing up to and including the date of such redemption (hereinafter the "Redemption Price"). A holder of Class A Preferred Shares exercising his option to have the Corporation redeem, shall give written notice to the Corporation which notice shall set out the date on which the Corporation is to redeem, which date shall not be less than ten
(10) days nor more than thirty (30) days from the date of mailing of the notice. The date on which the redemption at the option of the holder is to occur is hereinafter referred to as the "Redemption Date." The holder of any Class A Preferred Shares may revoke such notice by written notice delivered to the Corporation at least three (3) business days prior to the Redemption Date. Upon delivery to the Corporation of a share certificate or certificates representing the Class A Preferred Shares which the holder desires to have the Corporation redeem, the Corporation shall on the Redemption Date redeem such Class A Preferred Shares by paying to the holder the Redemption Price for each outstanding Class A Preferred Share. Such payment shall be made by certified check payable at any branch of the Corporation's bankers for the time being in the United States of America. Upon payment of the Redemption Price for each Class A Preferred Share to be redeemed by the Corporation, the holders thereof shall cease to be entitled to dividends or to exercise any right of holders in respect thereof.


                                  ARTICLE VI

          A.   Right to Convert.
               ----------------

          (1) Subject to Article VI(C), each outstanding Class A Preferred Share shall be converted, automatically and without further action, into one fully paid and non-assessable Common Share:

          (a) Immediately prior to the closing of the first underwritten public offering of Common Stock of the Corporation registered in an effective registration statement under the Securities Act of 1933, as amended, if the equity valuation of the Corporation immediately before such offering is at least $80 million, and the aggregate gross proceeds from the offering are at least $20,000,000 (for this purpose, equity valuation means the product of the initial per-share price at which Common Shares are offered to the public in the offering multiplied by the number of Common Shares that are outstanding, or that are issuable upon conversion of Preferred Shares that are outstanding, immediately before the offering) (a "Qualified IPO");

          (b) At any time that a holder of Class A Preferred Shares elects to convert his or her shares into Common Shares, but in such event only such holder's Class A Preferred Shares shall be converted into Common Shares, and the outstanding Class A Preferred Shares held by other holders shall not be so converted; or

          (c) At the same time as any Class A-1 Preferred Shares, Class B Preferred Shares, or Class C Preferred Shares shall be converted into Common Shares.

          (2) Subject to Article VI(C), each outstanding Class A-1 Preferred Share shall be converted, automatically and without further action, into one fully paid and non-assessable Common Share:

          (a)  Immediately prior to the closing of a Qualified IPO; or

          (b) At any time that a holder of Class A-1 Preferred Shares elects to convert his or her shares into Common Shares, but in such event only such holder's Class A-1 Preferred Shares shall be converted into Common Shares, and the outstanding Class A-1 Preferred Shares held by other holders shall not be so converted.

          (3) Subject to Article VI(C), each outstanding Class B Preferred Share shall be converted, automatically and without further action, into one fully paid and non-assessable Common Share:

          (a)  Immediately prior to the closing of a Qualified IPO;

          (b) At any time that a holder of Class B Preferred Shares elects to convert his or her shares into Common Shares, but in such event only such holder's Class B Preferred Shares shall be converted into Common Shares, and the outstanding Class B Preferred Shares held by other holders shall not be so converted; or

          (c) At any time that the Corporation is notified that seventy-five percent (75%) or more of the holders of the Class B Preferred Shares have voted in favor of such conversion.

          (4) Subject to Article VI(C), each outstanding Class C Preferred Share shall be converted, automatically and without further action, into one fully paid and non-assessable Common Share:

          (a)  Immediately prior to the closing of a Qualified IPO;

          (b) At any time that a holder of Class C Preferred Shares elects to convert his or her shares into Common Shares, but in such event only such holder's Class C Preferred Shares shall be converted into Common Shares, and the outstanding Class C Preferred Shares held by other holders shall not be so converted; or

          (c) At any time that the Corporation is notified that seventy-five percent (75%) or more of the holders of the Class C Preferred Shares have voted in favor of such conversion.

          B.   Rights to Dividends.  Upon any conversion of Preferred Shares
               -------------------
into Common Shares as a result of the closing of a Qualified IPO, any and all rights to any accrued and unpaid dividends shall cease.

          C.   Adjustments to Conversion Ratio.  As provided in Article VI(A),
               -------------------------------
the conversion ratio with respect to the number of Common Shares received upon conversion of the Preferred Shares initially shall be one Common Share for each Preferred Share (the "Conversion Ratio"). The Conversion Ratio with respect to each class of Preferred Stock in effect from time to time shall be subject to adjustment as follows:

          (1)  Stock Dividends, Subdivisions and Combinations. Upon the issuance
               ----------------------------------------------
of additional Common Shares as a dividend or other distribution on outstanding Common Shares, the subdivision of outstanding Common Shares into a greater number of Common Shares, or the combination of outstanding Common Shares into a smaller number of Common Shares

(including the 0.34905-for-one reverse stock split of the Common Shares effected hereby), the applicable Conversion Ratio shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately after such event and the denominator of which shall be the number of Common Shares outstanding immediately prior to such event. An adjustment made pursuant to this Article VI(C)(1) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

          (2)  Sale of Common Stock.  In the event the Corporation shall at any
               --------------------
time or from time to time (x) after the initial issuance by the Corporation of Class B Preferred Shares with respect to Class A Preferred Shares, Class A-1 Preferred Shares or Class B Preferred Shares or (y) after the issuance by the Corporation of Class C Preferred Shares with respect to Class C Preferred Shares, and while such Preferred Shares are outstanding, issue, sell or exchange any Common Shares (including shares held in the Corporation's treasury but excluding (i) shares issued to employees, officers, directors or consultants of the Corporation pursuant to stock purchase or stock option plans approved by the Board of Directors, but in no event in excess of 2,620,371 Common Shares, plus such number of Common Shares which are repurchased by the Corporation from any such persons after such date pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor, (ii) shares issued in connection with the acquisition of a business or portion thereof, or an entity or the assets of an entity, (iii) shares issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, each of which must be approved by the Board of Directors, including all directors appointed by holders of the Preferred Shares, (iv) shares issued upon the conversion of the Preferred Shares pursuant to Article VI(A) and (v) shares as to which an adjustment to the Conversion Ratio has been made in accordance with Article VI(C)(1) (all of the shares in clauses (i) through (v) shall be referred to herein as the "Excluded Shares")), for a consideration per share less than (A) $1.2645 with respect to Class A Preferred Shares, Class A-1 Preferred Shares or Class B Preferred Shares or (B) $3.407 with respect to Class C Preferred Shares (as applicable, the "Conversion Price") then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Ratio in effect with respect to such class of Preferred Shares immediately prior to the issuance, sale or exchange of such shares shall forthwith be increased to an amount determined by multiplying the Conversion Ratio by a fraction:

               (a) the numerator of which shall be (i) the number of Common Shares outstanding immediately prior to the issuance of such additional Common Shares (excluding treasury shares but including all Common Shares issuable upon conversion or exercise of any outstanding Preferred Shares, options, warrants, rights or convertible securities), plus (ii) the number of such additional Common Shares so issued; and

               (b) the denominator of which shall be (i) the number of Common Shares outstanding immediately prior to the issuance of such additional Common Shares (excluding treasury shares but including all Common Shares issuable upon conversion or exercise of any outstanding Preferred Shares, options, warrants, rights or convertible securities), plus (ii) the number of Common Shares which the net aggregate consideration received by the Corporation for the total number of such additional Common Shares so issued would purchase at the applicable Conversion Price per share.

          (3)  Sale of Options, Rights or Convertible Securities.  In the event
               -------------------------------------------------
the Corporation shall at any time or from time to time (x) after the initial issuance by the Corporation of Class B Preferred Shares with respect to Class A Preferred Shares, Class A-1 Preferred Shares or Class B Preferred Shares or (y) after the initial issuance by the Corporation of Class C Preferred Shares with respect to Class C Preferred Shares, and while such Preferred Shares are outstanding, issue options, warrants or rights to subscribe for Common Shares (other than any options for Excluded Shares), or issue any securities convertible into or exchangeable for Common Shares, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of Common Shares that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the applicable Conversion Price per share for such Preferred Shares, such Conversion Ratio for such Preferred Shares in effect immediately prior to the issuance of such options, warrants or rights or securities shall be increased to an amount determined by multiplying such Conversion Ratio by a fraction:

               (a) the numerator of which shall be (i) the number of Common Shares of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all Common Shares issuable upon conversion or exercise of any outstanding Preferred Shares, options, warrants, rights or convertible securities), plus (ii) the aggregate number of Common Shares that would be issued if all such options, warrants, rights or convertible securities were exercised or converted; and

               (b) the denominator of which shall be (i) the number of Common Shares of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all Common Shares issuable upon conversion or exercise of any outstanding Preferred Shares, options, warrants, rights or convertible securities), plus
          (ii) the number of Common Shares which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the applicable Conversion Price per share of such class of Preferred Shares.

          (4)  Expiration or Change in Ratio.  If the consideration per share
               -----------------------------
provided for in any options or rights to subscribe for Common Shares or any securities exchangeable for or convertible into Common Shares changes at any time (other than by reason of the anti-dilution provisions of such warrants, options or rights to subscribe for Common Shares), the applicable Conversion Ratio for each class of Preferred Shares in effect at the time of such change shall be readjusted to the Conversion Ratio which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Article VI(C)(3)), at the time initially granted, issued or sold; provided, that such adjustment of the
                                        --------
Conversion Ratio will be made only as and to the extent that the Conversion Ratio effective upon such adjustment remains greater than or equal to the Conversion Ratio that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Ratio shall be made under this Article VI upon the issuance of any additional Common Shares which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Ratio shall be disregarded if, as and when the rights to acquire Common Shares upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Ratio effective immediately upon such cancellation or expiration shall be equal to the Conversion Ratio in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Ratio had the expired or canceled warrants, options, rights or convertible securities not been issued.

          (5)  Consideration for Stock.  In case any Common Shares or options,
               ------------------------
warrants or rights to subscribe for Common Shares shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Common Shares or options, warrants or rights to subscribe for Common Shares shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any expense incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any options shall be issued in connection with the issue and sale of other securities of the corporation, together comprising one integral transaction in which no specific consideration is allocated to such options by the parties thereto, such options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

          D.   Other Adjustments.  In the event the Corporation shall make or
               -----------------
issue or fix a record date for the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in securities of the Corporation other than Common Shares, then and in each such event lawful and adequate provision shall be made so that the holders of the Preferred Shares shall receive upon conversion thereof in addition to the number of Common Shares receivable thereupon, the number of securities of the Corporation which they would have received had their Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Article VI as applied to such distributed securities.

          If the Common Shares issuable upon the conversion of the Preferred Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in Article V or in this Article VI), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of Common Shares into which such Preferred Share might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          E.   Mergers and Other Reorganizations.  If at any time or from time
               ---------------------------------
to time there shall be a capital reorganization of the Common Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article VI) or a Sale Event, then, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of each

Preferred Share shall thereafter be entitled to receive upon conversion of such Preferred Share the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Article VI (including, without limitation provisions for adjustment of the Conversion Ratio and the number of shares receivable upon conversion of each Preferred Share) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable upon the conversion of the Preferred Shares.

          Each holder of Preferred Shares upon the occurrence of a capital reorganization or a Sale Event, as such events are more fully set forth in the first paragraph of this Article VI(E), shall have the option of electing treatment of his Class A-1 Preferred Shares, Class B Preferred Shares or Class C Preferred Shares under either this Article VI(E) or Article V hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice shall be effective if given not later than fifteen
(15) days after the date of the Corporation's notice with respect to such event.

          F.   Certificate of Adjustments.  In each case of an adjustment or
               --------------------------
readjustment of the Conversion Ratio of any Preferred Share, the Corporation at its expense will furnish each holder such Preferred Share with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment in accordance with the terms hereof, and stating in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Ratio at the time in effect, and (iii) the number of Common Shares, the Liquidation Preference and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares, as applicable.

          G.   Issue Tax.  The issuance of certificates for Common Shares upon
               ---------
conversion of Preferred Shares shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Preferred Shares which are being converted.

          H.   Closing of Books.  The Corporation will at no time close its
               ----------------
transfer books against the transfer of any Preferred Share or of any Common Shares issued or issuable upon the conversion of any Preferred Share in any manner which interferes with the timely conversion of such Preferred Share, except as may otherwise be required to comply with applicable securities laws.


                                  ARTICLE VII

          The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a) The election of directors of the Corporation need not be by written ballot; and

          (b) Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by applicable statutory or other law, or by any contract or agreement to which the Corporation is or may become party, the Board of Directors shall have the power and authority,

               (1)  To adopt, amend, or repeal the by-laws of the Corporation;

               (2) To the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders to authorize and/or create mortgages, pledges and/or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after acquired property, and to exercise all of the powers of the Corporation in connection therewith; and

               (3) To determine whether, to what extent, at what times and places, and under what conditions the records, accounts, books, and papers of the Corporation shall be open for inspection by its stockholders, and no stockholder shall have any right to inspect any record, account, book, or paper of the Corporation except as conferred by statute or authorized by the Board of Directors.

     (c) Beginning with and from and after the first annual meeting of the Corporation's stockholders held following the closing of the Qualified IPO, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Company's stockholders following the closing of such Qualified IPO, those of the second class to expire as of the second annual meeting of the Company's stockholders following such closing, and those of the third class as of the third annual meeting of the Company's stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. Any director serving as such pursuant to this paragraph (c) of Article VII may be removed only for cause and only by the vote of the holders of a majority of the shares of the Company's stock entitled to vote for the election of directors.


                                 ARTICLE VIII

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except to the extent that the elimination or limitation of such liability is not permitted by the DGCL, as the same exists or may hereafter be amended.

          No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions occurring prior to the effective date of such amendment or repeal.


                                  ARTICLE IX

          The Corporation shall indemnify each director and officer of the Corporation, his heirs, executors and administrators and may indemnify each employee and agent of the Corporation, his heirs, executors, administrators and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, to the extent provided for by law (a) against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Corporation, or in connection with any appeal therein, or otherwise; and no provision of this Article IX is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the DGCL upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the DGCL or any other law now or hereafter in effect.

          The Board of Directors may in its discretion authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraph of this Article IX.

          No amendment to or repeal of this Article IX shall apply to or have any effect on the obligations of the Corporation or the rights of any other person with respect to any acts or omissions occurring prior to the effective date of such amendment or repeal.


                                   ARTICLE X

          Whenever a compromise or agreement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If at least a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.


                                  ARTICLE XI

          Subject to such limitations as may be from time to time imposed by other provisions of this Third Amended and Restated Certificate of Incorporation, by the bylaws of the Corporation, by applicable statutory or other law, or by an contract or agreement to which the Corporation is or may become party, the Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholder's herein are granted subject to this express reservation.

                                  ARTICLE XII

          The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity, and (ii) the impact of such a transaction on the non-officer employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

                                 ARTICLE XIII

          Effective from and after the closing of the Qualified IPO, (i) any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called meeting of the stockholders, and not by written consent in lieu of such a meeting, and (ii) special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors, provided, that special meetings of stockholders for the sole purpose of filling one or more vacancies in the Board of Directors may be called as provided in Section 3.1(c) of the Company's Amended and Restated By-Laws (as they may be amended and in effect from time to time), and provided, further, that special meetings of stockholders for any purpose or purposes may be called by the holders of at least 67% of the shares of the Company's stock entitled to vote for the election of directors.

                                  ARTICLE XIV

          Effective from and after the closing of the Qualified IPO, the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), VII(c), VIII, IX, XII, or XIII or this Article XIV of this Third Amended and Restated Certificate of Incorporation, or to decrease the numbers of authorized shares of Common Stock or Preferred Stock.